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                                                                    Exhibit 99.a


                                   Financial
                                     News


ONEOK Contact:                                Dynegy Media Contact:
Weldon Watson, (918) 588-7158                 Jennifer Rosser, (713) 767-5129
                                              Dynegy Analyst Contact:
                                              Margaret Nollen, (713) 767-8707

                                         For Immediate Release: February 1, 2000


            ONEOK TO PURCHASE DYNEGY MID-CONTINENT MIDSTREAM ASSETS
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       Tulsa, Oklahoma - Dynegy Inc. and ONEOK, Inc., today announced that they have signed a definitive agreement for ONEOK to purchase Dynegy's gathering systems, processing facilities and transmission pipelines, located in the mid-continent region for $307.7 million.

     The assets include Dynegy's eight gas processing plants, interests in two other plants and approximately 7,000 miles of gas gathering and intrastate pipeline transmission systems in Oklahoma, Kansas and the Texas Panhandle. Current throughput is approximately 240 million-cubic foot-per-day with an
approximate 375 million-cubic foot-per-day capacity.   Natural gas liquids
production averages 25,000 barrels per day. Closing of the transaction is expected by the end of the first quarter of 2000 subject to customary regulatory and other approvals.

     David Kyle, president and chief operating officer of ONEOK, Inc., said, "This acquisition is an excellent complement to ONEOK's existing natural gas assets and is consistent with our objective of expanding our ownership of assets in the mid-continent area. We expected this transaction to be accretive to earnings the first year."

     Chuck Watson, chairman and chief executive officer of Dynegy Inc., said, "This sale accomplishes several of our strategic objectives. First, this transaction is consistent with our goal to concentrate our capital investments in natural gas processing in our core Permian and Fort Worth Basins and Gulf Coast strategic areas. Second, sales of less strategic assets from across the company, which are expected to exceed $600 million by the end of first quarter 2000, will allow us to reduce the expected size of a new

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equity offering, to about $250 million, from a range of $400 to $500 million, as originally contemplated at the time the proposed merger between Dynegy and Illinova was announced. Finally, by doing so, we will achieve our balance sheet objective and coverage ratios, thereby preserving and enhancing our credit ratings and avoiding unnecessary dilution of shareholders' ownership interests."

     Dynegy Inc. (NYSE:DYN) is one of the country's leading marketers of energy products and services. Through its leadership position in power generation and marketing, gathering, processing and transportation of energy, the company provides energy solutions to its customers primarily in North America and the United Kingdom. Dynegy's primary business segments are Energy Convergence and Liquids. Dynegy Marketing and Trade, the company's power generation and natural gas and power marketing and trading subsidiary, focuses on energy convergence -
- the marketing, trading and arbitrage opportunities that exist among natural gas, power and coal that can be enhanced by the control and optimization of related physical assets. Dynegy's natural gas liquids subsidiary, Dynegy Midstream Services Limited Partnership, includes North American midstream liquids operations, global natural gas liquids transportation and marketing operations. Dynegy and Illinova announced the execution of definitive agreements for a merger on June 14, 1999. The merger creates a company which is expected to own an interest in merchant power generating plants which total more than 14,000 MW of gross domestic generating capacity and average world-wide natural gas sales of approximately 10 billion cubic feet per day.

     ONEOK, Inc. (NYSE:OKE) is an integrated natural gas company involved in production, processing, gathering, storage and transmission in the mid-continent area of the United States. The company's natural gas marketing operations provide service to customers in 25 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service Company and Oklahoma Natural Gas Company, serving 1.4 million customers.

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For more information about Dynegy, please visit its web site at www.dynegy.com.

Statements contained in this release that include company expectations or predictions are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act
of 1934.   It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Additional information about ONEOK is available on the ONEOK web site at www.oneok.com.





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